SUBLICENSE AGREEMENT

           This Sublicense Agreement (the "Sublicense Agreement"), dated as of October 31, 2018, is made by and among the First Trust Dow Jones International Internet ETF (the "Sublicensee" or "Product"), a series of First Trust Exchange-Traded Fund II (the "Trust") and First Trust Advisors L.P. ("First Trust" or "Sublicensor").

                             W I T N E S S E T H :

           WHEREAS, pursuant to that certain License Agreement dated as of August 14, 2018 by and between S&P Opco, LLC ("Licensor") and First Trust ("License Agreement"), Licensor has granted First Trust a license to use certain copyright, trademark and proprietary rights and trade secrets of Licensor (as further described in the License Agreement, the "Licensor Marks") in connection with the issuance, sale, marketing and/or promotion of the First Trust Dow Jones International Internet ETF (as further defined in the License Agreement, the "Product");

           WHEREAS, Sublicensee wishes to issue, sell, market and/or promote the Product and to use and refer to the Intellectual Property in connection therewith; and

           WHEREAS, all capitalized terms used herein shall have the meanings assigned to them in the License Agreement unless otherwise defined herein.

           NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

           1. Sublicensor hereby grants to Sublicensee a non-exclusive and non-transferable sublicense to use the Dow Jones International Internet Index (the "Index") and the Licensor Marks in connection with the issuance, distribution, marketing and/or promotion of the First Trust Dow Jones International Internet ETF.

           2. The Sublicensee acknowledges that it has received and read a copy of the License Agreement and consents and agrees to be bound by all the provisions thereof, including, without limitation, those provisions imposing any obligations on Licensor.

           3. All parties hereto are expressly put on notice of the Trust's Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts and the limitation of shareholder and trustee liability contained therein. This Sublicense Agreement is executed on behalf of the Trust by the Trust's officers as officers and not individually and the obligations imposed upon the Trust by this Sublicense Agreement are not binding upon any of the Trust's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust, and persons dealing with the Trust must look solely to the assets of the Trust and those assets belonging to the subject Trust, for the enforcement of any claims.


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           IN WITNESS WHEREOF, the parties hereto have executed this Sublicense
Agreement as of the date first set forth above.

FIRST TRUST DOW JONES                    FIRST TRUST ADVISORS L.P.
INTERNATIONAL INTERNET ETF,
A SERIES OF FIRST TRUST
EXCHANGE-TRADED FUND II



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By:                                      By:

Title:                                   Title: